Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-8
(Form Type)
Profire Energy, Inc.
(Exact name of Registrant as Specified in its Charter)
Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock $0.001 par value per share	Rules 457(c) and (h)	6,123,834	$1.24 (2)	$7,593,554.16	0.00011020	$836.81

TOTAL OFFERING AMOUNTS					$7,593,554.16		$836.81

TOTAL FEE OFFSETS

NET FEE DUE							$836.81

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) covers any additional shares of the Registrant’s common stock that become issuable under the Profire Energy, Inc. 2023 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of common stock.

(2)	Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 14, 2023, which is within five business days of the filing of the Registration Statement.

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